Exhibit 10.4
January 3, 2023

Crystal Sumner
***
***

Re: Offer Letter

Dear Crystal,

Marqeta, Inc. (the “Company”) is delighted to extend to you this offer to join our team. These are incredibly exciting times at Marqeta and we look forward to having you be part of our future success! The terms of this offer are outlined below.

1.    Position. You will perform the duties of Chief Legal Officer reporting to me. You will be based remotely. This offer is for a full-time, exempt position and we estimate that your start date will be on or about February 13, 2023 (the date you actually commence employment with the Company will be the “Start Date”).

2.    Compensation.

•Salary. You will be paid an annual base salary of $440,000.00 payable semi-monthly in accordance with the Company’s normal payroll process. Your annual base salary is contingent on your reporting location. If your reporting location changes, your salary may be subject to adjustment to the appropriate location differential.

•Performance Bonus. You are also eligible to receive an annual bonus with a target of 75% of your base salary. Following the end of each calendar year, the Company, in its discretion, will determine to what extent you will be paid a bonus for that year. For any calendar year that you are eligible for a bonus, you must remain employed by the Company through the date it is payable to earn the bonus. For the avoidance of doubt, if your start date is October 1st or later, you will not be eligible to receive a performance bonus for the calendar year of your hire date.

•Sign-On Bonus. The Company agrees to pay $85,000.00 within the first 30 days of your Start Date on the condition that you are an active employee and in good standing on the date it is to be paid. If you resign from your position or are terminated by the Company for Cause (as defined in the Company’s most recently adopted equity plan (the “Plan”)) within 12 months of your Start Date, you agree to repay the net sign-on bonus amount (that is, after taking into account any payroll deductions and withholdings that were made with respect to the sign-bonus) to the Company within 30 days of your termination date.

Your compensation is subject to all normal payroll deductions and required withholdings.

3.    Restricted Stock Units. It will be recommended to the Company’s Board of Directors (or committee thereof) that you be granted Restricted Stock Units (RSUs) with an estimated value of $2,300,000.00 (“Value”), where the Value shall be converted into a number of RSUs by dividing the Value by the average closing market price of one share of the Company’s Class A common stock for the twenty (20) consecutive trading day period ending on the last trading day prior to the Grant Date, rounded down to the nearest whole share. RSU grants are typically granted on the 15th day of the month following your start date. Each RSU represents one share of the Company’s Class A common stock. The RSUs will be subject to the terms and conditions applicable to restricted stock units granted under the Company’s 2021 Stock Option and Incentive Plan (the “Plan”) and the applicable restricted stock unit award agreement. The RSUs will vest over approximately four years as follows provided you remain in continuous service through the applicable vesting date: (i) with respect to the first 25% of the RSUs on the first quarterly “vesting date” occurring after the one-year anniversary of the vesting commencement date and (ii) with respect to an additional 1/16th of the RSUs on each quarterly vesting date thereafter. The vesting commencement date for RSUs will be the quarterly vest date immediately preceding your start date if it occurs during the first 45 days of an applicable quarter and the subsequent quarterly vest date if your start date occurs after the 45th day of the quarter. “Vesting date” means March 1, June 1, September 1, and December 1.

4.    Stock Option. It will be recommended to the Company’s Board of Directors (or committee thereof) that you be granted an option to purchase shares of the Company’s Class A common stock, with an estimated value of $2,300,000.00 (“Value”). The Value shall be converted into a number of shares of the Company’s Class A Common Stock by dividing the Value by the fair value per option share calculated by the Company under ASC Topic 718, rounded down to the nearest whole share. The exercise price per share for the option shall be equal to the closing price of a share of Class A common stock on the date of the grant (or the day immediately preceding the grant date for which a closing price is reported). The shares subject to the option shall vest as follows provided you remain in continuous service through the applicable vesting date: twenty-five percent (25%) of the shares subject to the option shall vest on the one year anniversary of your Start Date and the remaining shares subject to the option shall vest in equal monthly installments over the three years thereafter. The provisions of your stock option grant shall otherwise be subject to the provisions of the Company’s standard form of Stock Option Agreement and the [Company’s 2021 Stock Option and Incentive Plan][Plan].

In the event your employment with the Company is either (i) terminated by the Company without Cause or (ii) you resign from such employment for Good Reason (as defined below), in either case within three (3) months before or twelve (12) months after the consummation of a Sale Event (as defined in the Plan), then subject to you delivering to the Company or its successor a fully executed and effective general release of claims in favor of the Company and its successor that becomes effective and irrevocable within sixty (60) days of the date of your termination or resignation (as applicable), then 100% of the shares subject to your outstanding equity awards, including the RSUs described above, will vest as of the date of such termination (or the Sale Event, if later).

For purposes of this letter agreement, “Good Reason” means that you have complied with the “Good Reason Process” following the occurrence of any of the following events:

(i)a material diminution in your responsibilities, authority, or duties;
(ii)a material diminution in your base salary, except for across the board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or
(iii)a change in geographic location of more than 50 miles at which you provide services to the Company (or its successor).

For these purposes, “Good Reason Process” means that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition, (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason will be deemed not to have occurred.

5.    Benefits. You will be eligible to participate in the Company’s standard benefit plans, including, but not limited to, time off, medical, dental, vision and disability insurance coverages. The Company reserves the right to modify at its sole discretion the compensation and benefits plans, as it deems necessary. Your benefits are effective the 1st of the month following or coincident with your start date.

6.    Expenses. You will be entitled to reimbursement for all reasonable and necessary business-related expenses incurred in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

7.    At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement. To enable the Company to safeguard its proprietary and confidential information, it is a condition of hire that you sign prior to your start date the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. The At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement will be sent to you prior to your start date.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

8.    At-Will Employment. Your employment at the Company is “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

9.    Background Check and Right to Work. This offer, and any subsequent employment, is contingent upon a successful employment verification and background check. The Company reserves the right to rescind its offer of, or any subsequent, employment based upon information received in the background verification. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

10.    Complete Offer and Agreement. This letter, together with your At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Changes to the terms of your employment can be made only in writing and signed by you and an authorized executive of the Company, although it is understood that the Company may, from time to time, in its sole discretion, adjust the salaries, incentive compensation and benefits paid to you and other employees, as well as job titles, locations, duties, responsibilities, assignments and reporting relationships as needed.

11.    Acceptance. This offer will remain open until January 6, 2023. To indicate your acceptance, please sign and date this letter. If you accept our offer, we would like you to start on or before February 13, 2023 or such later date as Marqeta completes and reviews the background check.

12.    Executive Severance Plan. The Board of Directors will designate you as a Covered Executive under the Executive Severance Plan.

Crystal, I expect you will make a significant contribution to our success and will enjoy a meaningful career here at Marqeta. We very much look forward to your favorable reply.

Sincerely,

Marqeta, Inc.

/s/ Jason Gardner
Jason Gardner CEO

Accepted:

/s/ Crystal Sumner            January 6, 2023
Crystal Sumner    Date